Exhibit 99.1
GRAYSON
BANKSHARES, INC.

Financial Report
March 31, 2010

113 West Main Street s Post Office Box 186
Independence, Virginia 24348
(276) 773-2811

East Independence	(276) 773-2821
Elk Creek	(276) 655-4011
Galax	(276) 238-2411
Troutdale	(276) 677-3722
Sparta	(336) 372-2811
Carroll	(276) 238-8112
Hillsville	(276) 728-2810
Whitetop	(276) 388-3811
Wytheville	(276) 228-6050

Message to Stockholders

Dear Stockholder,

It is our pleasure to present our 1st Quarter 2010, Financial Report to you.

Our total assets decreased slightly to $368,978,851 from $369,601,921 during the quarter, representing a decrease of $623,070, or 0.17%.  Net loans decreased by $3,777,767, or 1.42%.  Investment securities increased by $881,384 and federal funds sold increased by $1,942,797 due primarily to the decrease in loans. Deposits decreased by $1,767,880, or 0.56% during the first quarter.

Our net income was $409,084 for the quarter ended March 31, 2010, compared to $463,418 for the quarter ended March 31, 2009.  Net interest income increased by $223,915 as decreases in deposit rates offset decreases in loan volume and rates.  The provision for loan losses increased during the quarter ended March 31, 2010 compared to the same period last year due to increases in past-due and nonperforming loans.  Salary and benefit costs were down due to employee attrition and decreases in benefit costs.  Other expenses increased by $281,021 due primarily to the recognition of a credit to the reserve for overdraft losses of approximately $170,000 in the first quarter of 2009 that did not recur in 2010.  FDIC assessments also increased by $72,000 in the first quarter of 2010 compared to the first quarter of 2009.

Stockholders’ equity increased $397,239 for the quarter resulting in total stockholders’ equity of $30,937,184 at March 31, 2010.  The book value of our stock is now $18.00 per share.  We paid a first quarter dividend of 10 cents per share on March 31.

We hope you can attend this year’s Annual Meeting of Shareholders which will be held at 1:00 p.m. on May 11.  Doors will open at 12:30 p.m. with refreshments provided.

As always, we appreciate your support, welcome your comments and the opportunity to serve you.

Sincerely,
Jacky K. Anderson
President and CEO

Condensed Consolidated Balance Sheets

	March 31,	December 31,
	2010	2009
Assets
Cash and due from banks	$9,469,485	$8,637,123
Interest-bearing deposits in banks	300,188	300,000
Federal funds sold	21,299,796	19,356,999
Investment securities	44,699,085	43,817,701
Loans	266,595,217	270,183,323
Less allowance for loan losses	3,744,934	3,555,273
Net loans	262,850,283	266,628,050
Cash value of life insurance	8,173,134	8,098,134
Foreclosed assets	2,786,385	2,808,885
Properties and equipment	11,034,756	11,133,834
Accrued interest receivable	2,294,589	2,626,164
Other assets	6,071,150	6,195,031
Total assets	$368,978,851	$369,601,921

Liabilities
Deposits
Noninterest-bearing	43,309,657	44,924,699
Interest-bearing	268,405,679	268,558,517
Total deposits	311,715,336	313,483,216

FHLB Advances	15,000,000	15,000,000
Other borrowings	10,000,000	10,000,000
Accrued interest payable	782,944	382,653
Other liabilities	543,387	196,107
Total liabilities	338,041,667	339,061,976

Stockholders’ equity
Preferred stock; $25 par value; 500,000
shares authorized; none outstanding	-	-
Common stock; $1.25 par value; 2,000,000
shares authorized; 1,718,968 shares
issued and outstanding	2,148,710	2,148,710
Surplus	521,625	521,625
Retained earnings	28,734,401	28,497,214
Accumulated other comprehensive income (loss)	(467,552)	(627,604)
Total stockholders’ equity	30,937,184	30,539,945
Total liabilities and stockholders’ equity	$368,978,851	$369,601,921

Officers
Julian L. Givens	Chairman of the Board
Jacky K. Anderson	President & CEO
Dennis B. Gambill	Vice President
Brenda C. Smith	Secretary
Blake M. Edwards	Chief Financial Officer

Condensed Consolidated Statements of Operations

	Three Months Ended March 31,
	2010	2009
Interest income
Loans and fees on loans	$4,305,442	$4,574,039
Interest on securities	430,017	546,101
Federal funds sold	9,501	10,633
Total interest income	4,744,960	5,130,773
Interest expense
Deposits	1,467,909	2,027,201
FHLB Advances	139,964	190,400
Other Borrowings	120,499	120,499
Total interest expense	1,728,372	2,338,100

Net interest income	3,016,588	2,792,673
Provision for loan losses	286,508	134,834
Net interest income after provision	2,730,080	2,657,839

Other income
Service charges on deposit accounts	232,738	209,150
Other income	275,926	264,282
Total other income	508,664	473,432
Other expenses
Salaries and employee benefits	1,565,785	1,641,713
Occupancy expense	136,128	120,215
Equipment expense	195,738	206,937
Other expense	813,009	531,988
Total other expense	2,710,660	2,500,853
Net income before income taxes	528,084	630,418

Income taxes	119,000	167,000
Net income	$409,084	$463,418
Net income per share	$.24	$.27
Weighted average shares outstanding	1,718,968	1,718,968

Board of Directors
Julian L. Givens	Retired Physician
Carl J. Richardson	Retired – Grayson BankShares, Inc. and Grayson National Bank
Jacky K. Anderson	Grayson BankShares, Inc. and Grayson National Bank
Jean W. Lindsey	Walters’ Drug, Inc.
Dennis B. Gambill	Grayson BankShares, Inc. and Grayson National Bank
Jack E. Guynn, Jr.	Guynn Enterprises, Inc.
Charles T. Sturgill	Retired Grayson County Clerk of Court
J. David Vaughan	Vaughan Furniture
Thomas M. Jackson, Jr.	Attorney
Bryan L. Edwards	Sparta Town Manager
Hayden H. Horney	Wythe County Clerk of Court

Member Federal Deposit Insurance Corporation